                             SUBSCRIPTION AGREEMENT

                                     TERMS:

1.      General.
        --------

        This Subscription Agreement sets forth the terms under which the undersigned (the "Investor") will invest in AMALGAMATED RESOURCES TECHNOLOGIES,
INC. (the "Corporation"), a corporation formed under the laws of the State of
Florida, for the purpose of engaging in the business of acquiring companies with new and/or existing technologies, industries and other businesses in Europe,
Russia and throughout the World if a market study reveals a satisfactory potential for underlying product sales in the US; to engage in any and all activities related or incidental to these purposes; and, to perform any acts to accomplish the foregoing purposes. This Subscription is one of a limited number of Subscriptions for the purchase of shares (the "Shares") of the Corporation by prospective investors in the registered offering on Form SB-2. The Company has the right to reject such Subscription offer or, by executing a copy of this
Subscription Agreement, to accept such offer. If the Investor's application is rejected, the payment accompanying this Subscription Agreement (described in paragraph 2 hereof) will be returned with the notice of rejection.

        Proceeds of this registered offering will be held in an established escrow account until the minimum offering amount has been raised.

2.      Subscription Amount and Payments.
        ---------------------------------

        The Investor hereby subscribes for ________ Shares of the Corporation's common stock at a price of $2.50 per Share and tenders its payment of
$_____________ payable to Amalgamated Resources Technologies, Inc. as full payment for the aggregate Shares specified above.

3.      Responsibility.
        ---------------

        The President of the Corporation will exercise his best judgment in the conduct of all matters arising under this Subscription Agreement; provided, however, that this provision will not enlarge, limit or otherwise affect the liability of the Corporation or its President. The Investor will indemnify and hold harmless the Corporation; any corporation or entity affiliated with the
Corporation; the officers, directors and employees of any of the foregoing; or
any professional adviser thereto, from and against any and all loss, damage, liability or expense, including costs and reasonable attorney's fees at trial or on appeal, to which said entities and persons may be subject or which said entities and persons incur by reason of or in connection with any misrepresentation made by the Investor under this Subscription Agreement.

4.      Notices.
        --------

        Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein will be given in writing by registered or certified mail which will be addressed in the case of the Corporation to
Amalgamated Resources Technologies, Inc., at its address located at 292 South
County Road, Suite 109, Palm Beach, Florida 33480 and in the case of the
Investor, to the address set forth at the end of this letter, or to the address appearing on the books of the Corporation or to such other address as may be designated by the Investor or the Corporation in writing.

5.      Miscellaneous.
        --------------

        This Agreement shall be governed by, construed and enforced in accordance within the laws of the State of Florida both substantive, procedural and remedial. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this
Agreement. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors, assigns, executors and administrators, but this Agreement and the respective rights and obligations of the parties hereunder will not be assumed by any party hereto without the prior written consent of the other. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; and cannot be amended, supplemented or modified except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought. The failure of any provision of this
Agreement will in no manner affect the right to enforce the other provisions of same, and the waiver of any party of any breach of any provision of this
Agreement will not be construed to be a waiver by such party of any succeeding breach of such provision or waiver by such party of any breach of any provision.

6.      Investor Information
        --------------------

                     Please Print the following Information
                     --------------------------------------

       --------------------------                  -------------------------
       Investor's Name                             Investor's Social Security #
       --------------------------

       --------------------------
       Investor's Address

                                 EXECUTION PAGE
                                 --------------

        IN WITNESS WHEREOF, I have executed this Agreement as Investor this _____
day of ______________, 2003.

                                                   -----------------------------
                                                     (Investor's Signature)

SUBSCRIPTION ACCEPTED:

AMALGAMATED RESOURCES TECHNOLOGIES, INC.

By:   ____________________________
      Amal Rampadaruth, President & CEO

Date: ____________________________